   As filed with the Securities and Exchange Commission on February 2, 2001
                                                      Registration No. 333-80419
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          ____________________________

                         POST-EFFECTIVE AMENDMENT NO. 2
                                  TO FORM S-1
                             REGISTRATION STATEMENT
                                  ON FORM S-3
                        UNDER THE SECURITIES ACT OF 1933
                          ____________________________
                              HOMESTORE.COM, INC.
             (Exact name of Registrant as specified in its charter)

          Delaware                                       95-4438337
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                            30700 Russell Ranch Road
                       Westlake Village, California 91362
                                 (805) 557-2300
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)
                          ____________________________
                                Stuart H. Wolff
               Chairman of the Board and Chief Executive Officer
                              Homestore.com, Inc.
                            30700 Russell Ranch Road
                       Westlake Village, California 91362
                                 (805) 557-2300
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                          ____________________________
                                   Copies to:
                              C. Kevin Kelso, Esq.
                               FENWICK & WEST LLP
                              Two Palo Alto Square
                          Palo Alto, California 94306
                                 (650) 494-0600
                          ____________________________
  Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this Registration Statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        Calculation Of Registration Fee

----------------------------------------------------------------------------------------------------------------------------------
 Title of Each Class of Securities to be       Amounts to be     Offering Price       Proposed Maximum             Amount of
               Registered                       Registered        per Share(1)     Aggregate Offering Price    Registration Fee(2)
----------------------------------------------------------------------------------------------------------------------------------
Common stock, $0.001 par value per share           437,500           $ 6.60             $ 2,887,500                 $   803
----------------------------------------------------------------------------------------------------------------------------------
Warrants to purchase common stock and common
 stock, $0.001 par value per share               2,173,845 (3)       $20.00             $43,476,900                 $12,091
----------------------------------------------------------------------------------------------------------------------------------
                                       Total     2,611,345                              $46,364,400                 $12,894
----------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of registration fee pursuant to Rule 457(a).

(2)  Registration fee previously paid.

(3) Includes warrants to purchase up to 1,466,575 shares of common stock, and 656,937 shares issued upon the exercise of such warrants, previously issued pursuant to this registration statement to MLSs, home builders and Norwest Mortgage, Inc. as of December 31, 2000.

  Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS (SUBJECT TO COMPLETION, DATED February 2, 2001)

                            [LOGO OF HOMESTORE.COM]

              Units of common stock, warrants to purchase common stock and common stock issuable upon exercise of warrants

                 Warrants to purchase common stock and common
                   stock issuable upon exercise of warrants

                          ---------------------------

  Homestore.com, Inc. is offering to home builders up to 35 units consisting of up to 437,500 shares of common stock and warrants to purchase up to 437,500 shares of its common stock. We are offering to Multiple Listing Services warrants to purchase up to 1,736,345 shares of common stock. No public market currently exists for the warrants. We anticipate that the offering price of the common stock included in the units will be $6.60 per share, which will give us aggregate proceeds of $2,887,500. The units and warrants will be offered to home builders and Multiple Listing Services in exchange for them agreeing to provide us with real property listings or publicity rights as well as, in the case of the units offered to home builders, $82,500 per unit if the home builder elects a longer term of the listing agreement.

  The warrants issued to Multiple Listing Services will have terms ranging from 3 to 4-1/2 years from the date of issue and will have an exercise price equal to $20.00 per share or, for warrants issued after the date of our initial public offering, the closing market price of the common stock on the date the warrant is issued. These warrants will not be transferable without our consent and the shares issued upon exercise will be subject to resale restrictions which lapse ratably over a 2 1/2, 3 or 4 year period as described in the section entitled "Plan of Distribution" beginning on page 15.

  Our common stock is listed on the Nasdaq National Market under the symbol "HOMS." On January 31, 2001, the last reported sale price of the common stock on the Nasdaq National Market was $29.375 per share. The warrants will not be listed on any stock market.

  Investing in our securities involves risks. See "Risk Factors" beginning on page 2.

  The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.





                                February 2, 2001

                               TABLE OF CONTENTS

                                                                      Page
                                                                      ----
     Forward-Looking Statements.................................        1
     Risk Factors...............................................        2
     Use of Proceeds............................................       13
     Description of Warrants Offered............................       13
     Plan of Distribution.......................................       14
     Legal Matters..............................................       18
     Experts....................................................       18
     Where You Can Find Additional Information..................       18

  Unless the context otherwise requires, the terms "we," "our" and Homestore refer to Homestore.com, Inc., a Delaware corporation, and its subsidiaries.

  You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information. We are offering to sell securities and seeking offers to buy securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, or in the case of documents incorporated by reference, as of the date of that document.

  Homestore.com(TM), REALTOR.com(TM), HomeBuilder.com(TM), SpringStreet.com(TM), Remodel.com(TM), and Homefair.com(TM), are our trademarks or are exclusively licensed to us. This prospectus contains trademarks of other companies and organizations. "REALTOR(R)" is a registered collective membership mark which may be used only by real estate professionals who are members of the National Association of REALTORS, or the NAR, and subscribe to its code of ethics.


                           FORWARD-LOOKING STATEMENTS

  This prospectus contains forward-looking statements. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about our industry, our beliefs and our assumptions. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks" and "estimates," and variations of these words and similar expressions, are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties include those described in "Risk Factors" and elsewhere in this prospectus. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

                                  OUR COMPANY

  As of the date of this prospectus, our family of websites, consisting of Homestore.com, REALTOR.com, HomeBuilder.com, SpringStreet.com, Remodel.com and Homefair.com, is the leading destination on the Internet for home and real estate-related information and advertising products and services, based on the number of visitors, time spent on our websites and number of property listings. Our family of websites also offers a wide variety of home-related information, products, services and tools. We have relationships with the National Association of REALTORS, or the NAR, the National Association of Home Builders, or the NAHB, the largest Multiple Listing Services, or the MLSs, the NAHB Remodelors Council, the National Association of the Remodeling Industry, or the NARI, the American Institute of Architects, or the AIA, the Manufactured Housing Institute, or the MHI, real estate franchises, brokers, builders and agents. We also have distribution agreements with a large number of leading Internet portal websites. Our principal executive offices are located at 30700 Russell Ranch Road, Westlake Village, California 91362, and our telephone number is (805) 557-2300.

                                 RISK FACTORS

  You should carefully consider the risks described below before making an investment decision. If any of the following risks actually occur, our business, results of operations and financial condition could be materially adversely affected, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to our Business

 Our agreement with the National Association of REALTORS could be terminated by it.

  The REALTOR.com trademark and web site address and the REALTOR trademark are owned by the NAR. The NAR licenses these trademarks to our RealSelect subsidiary under a license agreement, and RealSelect operates the REALTOR.com web site under an operating agreement with the NAR.

  Although the REALTOR.com operating agreement is a lifetime agreement, the NAR may terminate it for a variety of reasons. These include:

  .  the acquisition of Homestore.com or RealSelect;

  . a substantial decrease in the number of property listings on our REALTOR.com site; and

  . a breach of any of our other obligations under the agreement that we do not cure within 30 days of being notified by the NAR of the breach.

  Absent a breach by the NAR, the agreement does not contain provisions that allow us to terminate.

 Our agreement with the NAR contains a number of provisions that could restrict our operations.

  Our operating agreement with the NAR contains a number of provisions that restrict how we operate our business. These restrictions include:

  . we must make quarterly royalty payments of up to 15% of RealSelect's operating revenues in the aggregate to the NAR and the entities that provide us the information for our real property listings, which we refer to as our data content providers;

  . we are restricted in the type and subject matter of, and the manner in which we display, advertisements on the REALTOR.com web site;

  . the NAR has the right to approve how we use its trademarks, and we must comply with its quality standards for the use of these marks;

  . we must meet performance standards relating to the availability time of the REALTOR.com web site;

  . the NAR has the right to review, approve and request changes to the content on the pages of our REALTOR.com web site; and

  . we may be restricted in our ability to create additional web sites or pursue other lines of business that engage in displaying real property advertisements in electronic form by the terms of our agreements with the NAR.

  In addition, our operating agreement with the NAR contains restrictions on how we can operate the REALTOR.com web site. For instance, we can only enter into agreements with entities that provide us with real estate listings, such as MLSs, on terms approved by the NAR. In addition, the NAR can require us to include on REALTOR.com real estate related content it has developed.

 If our operating agreement for REALTOR.com terminates, the NAR would be able to operate the REALTOR.com web site.

  If our operating agreement terminates, we must transfer a copy of the software that operates the REALTOR.com web site and assign our agreements with data content providers, such as real estate brokers or MLSs, to the NAR. The NAR would then be able to operate the REALTOR.com web site itself or with a third party. Many of these data content agreements are exclusive, and we could be prevented from obtaining and using listing data from the providers covered by these transferred agreements until the exclusivity periods lapse.

 We are subject to noncompetition provisions with the NAR which could adversely affect our business.

  We were required to obtain the consent of the NAR prior to our acquisition of SpringStreet and the launch of our HomeBuilder.com web site. In the future, if we were to acquire or develop another service which provides real estate listings on an Internet site or through other electronic means, we may need to obtain the prior consent of the NAR. Any future consents from the NAR, if obtained, could be conditioned on our agreeing to operational conditions for the new web site or service. These conditions could include paying fees to the NAR, limiting the types of content or listings on the web sites or service or other terms and conditions. Our business could be adversely affected if we do not obtain consents from the NAR, or if a consent we obtain contains restrictive conditions. These noncompetition provisions and any required consents, if accepted by us at our discretion, could have the effect of restricting the lines of business we may pursue.

 Our agreement with the National Association of Home Builders contains provisions that could restrict our operations.

  Our operating agreement with the NAHB includes a number of restrictions on how we operate our HomeBuilder.com web site:

  . if the NAR terminates our REALTOR.com operating agreement, for the next six months the NAHB can terminate this agreement with three months' prior notice;

  . we are restricted in the type and subject matter of advertisements on the pages of our HomeBuilder.com web site that contain new home listings; and

  . the NAHB has the right to approve how we use its trademarks and we must comply with its quality standards for the use of its marks.

 Our SpringStreet.com web site is subject to a number of restrictions on how it may be operated.

  In agreeing to our acquisition of SpringStreet Inc., the NAR imposed a number of important restrictions on how we can operate the SpringStreet.com web site. These include:

  . if the consent terminates for any reason, we will have to transfer to the NAR all data and content, such as listings, on the rental site that were provided by real estate professionals who are members of the NAR, known as REALTORS;

  . listings for rental units in smaller non-apartment properties generally must be received from a REALTOR or REALTOR-controlled MLSs in order to be listed on the web site;

  . if the consent is terminated, we could be required to operate our rental properties web site at a different web address;

  . if the consent terminates for any reason, other than as a result of a breach by the NAR, the NAR will be permitted to use the REALTOR-branded web address, resulting in increased competition;

  . without the consent of the NAR, prior to the time we are using a REALTOR-branded web address, we cannot provide a link on the SpringStreet.com web site linking to the REALTOR.com web site and vice versa;

  . we cannot list properties for sale on the rental web site for the duration of our REALTOR.com operating agreement and for an additional two years;

  . we are restricted in the type and subject matter of, and the manner in which we display, advertisements on the rental web site;

  . we must make royalty payments based on the operating revenues of the rental site to the NAR and our data content providers at the same rates as under our REALTOR.com operating agreement, except that the amount payable to data content providers in the aggregate will be proportionately based on the percentage of the total content on the site supplied by them; and

  . we must offer REALTORS preferred pricing for home pages or enhanced advertising on the rental web site.

 The NAR could revoke its consent to our operating SpringStreet.com.

  The NAR can revoke its consent to our operating the SpringStreet.com web site for reasons which include:

  .  the acquisition of Homestore.com or RealSelect;

  .  a substantial decrease in property listings on our REALTOR.com web site;
and

  . a breach of any of our obligations under the consent or the REALTOR.com operating agreement that we do not cure within 30 days of being notified by the NAR of the breach.

 The National Association of REALTORS has significant influence over aspects of our RealSelect subsidiary's corporate governance.

  The NAR has significant influence over RealSelect's corporate governance.

  Board representatives. The NAR is entitled to have one representative as a member of our board of directors and two representatives as members of our RealSelect subsidiary's board of directors.

  Approval rights. RealSelect's certificate of incorporation contains a limited corporate purpose, which purpose is the operation of the REALTOR.com web site and real property advertising programming for electronic display and related businesses. Without the consent of six-sevenths of the members of the RealSelect board of directors, which would have to include at least one NAR appointed director, this limited purpose provision cannot be amended.

  RealSelect's bylaws also contain protective provisions which could restrict portions of its operations or require us to incur additional expenses. If the RealSelect board of directors cannot agree on an annual operating budget for RealSelect, it would use as its operating budget that from the prior year, adjusted for inflation. Any expenditures in excess of that budget would have to be funded by Homestore.com. In addition, if RealSelect desired to incur debt or invest in assets in excess of $2.5 million without the approval of a majority of its board, including a NAR representative, we would need to fund those expenditures.

  RealSelect cannot take the following actions without the consent of at least one of the NAR's representatives on its board of directors:

  .  amend its certificate of incorporation or bylaws;

  .  pledge its assets;

  . approve transactions with affiliates, stockholders or employees in excess of $100,000;

  .  change its executive officers;

  . establish, or appoint any members to, a committee of its board of directors; or

  .  issue or redeem any of its equity securities.

 It is difficult to evaluate our current business due to our limited history with our current business.

  HomeBuilder.com was added to our family of web sites in July 1998 after our acquisition of MultiSearch Solutions. Our Remodel.com web site was launched in September 1999. We acquired our SpringStreet.com web site in June 1999 and our Homefair.com web site in October 1999. In addition, we have entered into an agreement with Cendant Corporation to acquire Cendant's Internet real estate portal, Move.com, which includes apartment locator Rent.Net, as well as certain other assets. Completion of the transaction is subject to a number of conditions, including review under the Hart-Scott-Rodino Antitrust Improvements Act. Therefore, we have only a limited operating history with our current business. This limited history makes it difficult to evaluate our current business and prospects.

 We have a history of losses and expect losses for the foreseeable future.

  We have experienced operating losses in each quarterly and annual period since 1993, and we incurred operating losses of $32.9 million for three months ended September 30, 2000 and $97.4 million for the nine months ended September 30, 2000. On a pro forma basis, we incurred operating losses of $39.6 million for the three months ended September 30, 1999 and $96.6 million for the nine months ended September 30, 1999. As of September 30, 2000, we had an accumulated deficit of $236.7 million, and we expect to incur net losses for the foreseeable future. The size of these net losses will depend, in part, on the rate of growth in our revenues from broker, agent, home builder and rental property owner web hosting fees, advertising sales and sales of other products and services. The size of our future net losses will also be impacted by non-cash stock-based charges relating to deferred compensation and stock and warrant issuances, and amortization of intangible assets. As of September 30, 2000, we had approximately $493.0 million of deferred stock-based compensation, intangible assets and other liabilities to be amortized.

  It is critical to our success that we continue to devote financial, sales and management resources to developing brand awareness for our web sites as well as for any other products and services we may add. To accomplish this, we will continue to develop our content and expand our marketing and promotion activities, direct sales force and other services. As a result, we expect that our operating expenses will increase significantly during the next several years. With increased expenses, we will need to generate significant additional revenues to achieve profitability. As a result, we may never achieve or sustain profitability, and, if we do achieve profitability in any period, we may not be able to sustain or increase profitability on a quarterly or annual basis.

 We must continue to obtain listings from real estate agents, brokers, home builders, Multiple Listing Services and property owners.

  We believe that our success depends in large part on the number of real estate listings received from agents, brokers, home builders, MLSs and residential, rental and commercial property owners. Many of our agreements with MLSs, brokers and agents to display property listings have fixed terms, typically 12 to 30 months. At the end of the term of each agreement, the other party may choose not to continue to provide listing information to us on an exclusive basis or at all and may choose to provide this information to one or more of our competitors instead. We have expended significant amounts to secure both our exclusive and non-exclusive agreements for listings of real estate for sale and may be required to spend additional large amounts or offer other incentives in order to renew these agreements. If owners of large numbers of property listings, such as large brokers, MLSs, or property owners in key real estate markets choose not to renew their relationship with us, our family of web sites could become less attractive to other real estate industry participants or consumers.

 We must dedicate significant resources to market our advertising products and services to real estate professionals.

  Because the annual fee for services sold to real estate professionals is relatively low, we depend on obtaining sales from a large number of these customers. It is difficult to reach and enroll new subscribers cost-effectively. A large portion of our sales force targets real estate professionals who are widely distributed across the United States. This results in relatively high fixed costs associated with our sales activities. In addition, our sales personnel generally cannot efficiently contact real estate professionals on an individual basis and instead must rely on sales presentations to groups of agents and/or brokers. Real estate agents are generally independent contractors rather than employees of brokers. Therefore, even if a broker uses our advertising products and services, its affiliated agents are not required to use them.

 It is important to our success that we support our real estate professional customers.

  Since many real estate professionals are not sophisticated computer users and often spend limited amounts of time in their offices, it is important that these customers find that our products and services significantly enhance their productivity and are easy to use. To meet these needs, we provide customer training and have developed a customer support organization that seeks to respond to customer inquiries as quickly as possible. If our real estate professional customer base grows, we may need to expand our support organization further to maintain satisfactory customer support levels. If we need to enlarge our support organization, we would incur higher overhead costs. If we do not maintain adequate support levels, these customers could choose to discontinue using our service.

 Our quarterly financial results are subject to significant fluctuations.

  Our results of operations could vary significantly from quarter to quarter. In the near term, we expect to be substantially dependent on sales of our subscription products, advertising products and services. Therefore, our quarterly revenues and operating results are likely to be particularly affected by the number of persons purchasing subscription products and services as well as sales and marketing expenses for a particular period. If revenues fall below our expectations, we will not be able to reduce our spending rapidly in response to the shortfall.

  Other factors that could affect our quarterly operating results include:

  . the amount of advertising sold on our family of web sites and the timing of payments for this advertising and whether these advertisements are sold by us directly or on our behalf by America Online or other third parties;

  . the level of renewals for our subscription products and services by real estate agents, brokers and rental property owners and managers;

  .  the amount and timing of our operating expenses and capital expenditures;

  . the amount and timing of non-cash stock-based charges, such as charges related to deferred compensation or warrants issued to real estate industry participants; and

  .  costs related to acquisitions of businesses or technologies.

 Because we have expanded our operations, our success will depend on our ability to manage our growth.

  We have rapidly and significantly expanded our operations, both by acquisition and organic growth, and expect to continue to expand our operations. This growth has placed, and is expected to continue to place, a significant strain on our managerial, operational, financial and other resources. For example, we have grown to approximately 2000 employees on December 31, 2000 from 1000 employees on December 31, 1999.

 We depend on distribution agreements with a number of Internet portals to generate traffic on our family of web sites.

  We believe that a substantial portion of our consumer traffic comes from the following Internet portal sites: America Online, AOL.com, Netscape, IWON.com and Excite@Home. On some of these sites we are featured as the exclusive provider of home listings. We intend to pursue additional distribution relationships in the future although we may not succeed in these efforts. To secure both exclusive and non-exclusive distribution relationships, we often pay significant fees. However, we may not experience sustained increases in user traffic from these distribution relationships.

  There is intense competition for placement on Internet portals. Our distribution agreements have terms ranging from two to four years. When they expire, we may be unable to renew our existing agreements or enter into replacement agreements. If any of these agreements terminates without our renewing it, we could experience a decline in the number of our users and our competitive position could be significantly weakened. Even if we renew our agreements or enter into agreements with new providers, we may be required to pay significant fees to do so and may be unable to retain any exclusivity that we may have enjoyed under these agreements.

 Our family of web sites may not achieve the brand awareness necessary to succeed.

  In an effort to obtain additional consumer traffic, increase usage by the real estate community and increase brand awareness, we intend to continue to pursue an aggressive online and off-line brand enhancement strategy. These efforts will involve significant expense. If our brand enhancement strategy is unsuccessful, we may fail to attract new or retain existing consumers or real estate professionals, which would have a material adverse impact on our revenues.

 The market for web-based advertising products and services relating to real estate is intensely competitive.

  Our main existing and potential competitors for real estate professionals and service providers, home buyers, homeowners, sellers and renters and related content include:

  . web sites offering real estate listings together with other related services, such as Apartments.com, iOwn, Microsoft's HomeAdvisor, and NewHomeNetwork.com;

  . web sites offering real estate related content and services such as mortgage calculators and information on the home buying, selling and renting processes;

  . web sites offering real estate improvement content and services such as ImproveNet;

  . web sites offering moving and relocation content and services such as MonsterData, Virtual Relocation, Lysias, School Match, and Move Central;

  . general purpose consumer web sites such as AltaVista and Yahoo! that also offer real estate-related content on their site; and

  .  traditional print media such as newspapers and magazines.

 Our main existing and potential competitors for advertisements include:

  . general purpose consumer web sites such as AltaVista, America Online, Excite, Lycos, Netscape's Netcenter and Yahoo!;

  .  general purpose online services that may compete for advertising dollars;

  .  online ventures of traditional media, such as Classified Ventures; and

  .  traditional media such as newspapers, magazines and television.

  The barriers to entry for web-based services and businesses are low, making it possible for new competitors to proliferate rapidly. In addition, parties with whom we have listing and marketing agreements could choose to develop their own Internet strategies or competing real estate sites upon the termination of their agreements with us. Many of our existing and potential competitors have longer operating histories in the Internet market, greater name recognition, larger consumer bases and significantly greater financial, technical and marketing resources than we do.

 We must attract and retain personnel while competition for personnel in our industry is intense.

  We may be unable to retain our key employees or to attract, assimilate or retain other highly qualified employees. We have from time to time in the past experienced, and we expect in the future to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications as a result of our rapid growth and expansion. Attracting and retaining qualified personnel with experience in the real estate industry, a complex industry that requires a unique knowledge base, is an additional challenge for us. In addition, there is significant competition for qualified employees. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business will be adversely affected.

 We need to continue to develop our content and our product and service offerings.

  To remain competitive we must continue to enhance and improve the ease of use, responsiveness, functionality and features of our family of web sites. These efforts may require us to develop internally or to license increasingly complex technologies. In addition, many companies are continually introducing new Internet-related products, services and technologies, which will require us to update or modify our technology. Developing and integrating new products, services or technologies into our family of web sites could be expensive and time consuming. Any new features, functions or services may not achieve market acceptance or enhance our brand loyalty. If we fail to develop and introduce or acquire new features, functions or services effectively and on a timely basis, we may not continue to attract new users and may be unable to retain our existing users. Furthermore, we may not succeed in incorporating new Internet technologies, or in order to do so, we may incur substantial expenses.

 We may experience difficulty in integrating our recent acquisitions.

  Our recent acquisitions, including Top Producer Systems, Inc. in May 2000 and The Hessel Group, Inc. in September 2000 as well as our proposed acquisition of the Move.com group, and any future acquisitions may result in our not achieving the desired benefits of the transaction. Risks related to our acquisitions include:

  .  difficulties in assimilating the operations of the acquired businesses;

  .  potential disruption of our existing businesses;

  .  the potential need to obtain the consent of the NAR;

  .  assumption of unknown liabilities and litigation;

  . our inability to integrate, train, retain and motivate personnel of the acquired businesses;

  .  diversion of our management from our day-to-day operations;

  . our inability to incorporate acquired products, services and technologies successfully into our family of web sites;

  . potential impairment of relationships with our employees, customers and strategic partners; and

  .  inability to maintain uniform standards, controls procedures and policies.

  Our inability to successfully address any of these risks could materially harm our business.

 Our business is dependent on our key personnel.

  Our future success depends to a significant extent on the continued services of our senior management and other key personnel, particularly Stuart H. Wolff, Ph.D. The loss of the services of Dr. Wolff or other key employees would likely have a significantly detrimental effect on our business.

  We have no employment agreements that prevent any of our key personnel from terminating their employment at any time. Although we have obtained "key-person" life insurance for Mr. Wolff, we believe this coverage will not be sufficient to compensate us for the loss of his services.

 We rely on intellectual property and proprietary rights.

  We regard substantial elements of our family of web sites and underlying technology as proprietary. Despite our precautionary measures, third parties may copy or otherwise obtain and use our proprietary information without authorization or develop similar technology independently. Although we have one patent, we may not achieve the desired protection from, and third parties may design around, this patent. In addition, in any litigation or proceeding involving our patent, the patent may be determined invalid or unenforceable. Any legal action that we may bring to protect our proprietary information could be expensive and distract management from day-to-day operations.

  Other companies may own, obtain or claim trademarks that could prevent or limit or interfere with use of the trademarks we use. The REALTOR.com web site address, or domain name, and trademark and the REALTOR(R) trademark are important to our business and are licensed to us by the NAR. If we were to lose the REALTOR.com domain name or the use of these trademarks, our business would be harmed and we would need to devote substantial resources towards developing an independent brand identity.

  Legal standards relating to the validity, enforceability and scope of protection of proprietary rights in Internet-related businesses are uncertain and evolving, and we can give no assurance regarding the future viability or value of any of our proprietary rights.

 We may not be able to protect the web site addresses that are important to our business.

  Our web site addresses, or domain names, are important to our business. The regulation of domain names is subject to change, including the recent creation of additional top-level domains in addition to the current top-level domains, such as ".com," ".net" and ".org." It is also possible that the requirements for holding a domain name could change. Therefore, we may not be able to obtain or maintain relevant domain names for all of the areas of our business. It may also be difficult for us to prevent third parties from acquiring domain names that are similar to ours, that infringe our trademarks or that otherwise decrease the value of our intellectual property.

 We could be subject to litigation with respect to our intellectual property rights.

  Other companies may own or obtain patents or other intellectual property rights that could prevent or limit or interfere with our ability to provide our products and services. Companies in the Internet market are increasingly making claims alleging infringement of their intellectual property rights and we could incur substantial costs to defend against these claims. If a claim were successful, we could be required to obtain a license from the holder of the intellectual property or redesign our advertising products and services.

Real Estate Industry Risks:

 Our business is dependent on the strength of the real estate industry, which is both cyclical and seasonal.

  The real estate industry traditionally has been cyclical. Recently, sales of real estate in the United States have been at historically high levels. Economic swings in the real estate industry may be caused by various factors. When interest rates are high or general national and global economic conditions are or are perceived to be weak, there is typically less sales activity in real estate. A decrease in the current level of sales of real estate and products and services related to real estate could adversely affect demand for our family of web sites and our subscription products and services. In addition, reduced traffic on our family of web sites would likely cause our advertising revenues to decline, which would materially and adversely affect our business.

  We may experience seasonality in our business. The real estate industry experiences a decrease in activity during the winter. However, because of our limited operating history under our current business model, we do not know if or when any seasonal pattern will develop or the size or nature of any seasonal pattern in our business.

 We may particularly be affected by general economic conditions.

  Purchases of real property and related products and services are particularly affected by negative trends in the general economy. The success of our operations depends to a significant extent upon a number of factors relating to discretionary consumer and business spending, and the overall economy, as well as regional and local economic conditions in markets where we operate, including:

  .  perceived and actual economic conditions;

  .  interest rates;

  .  taxation policies;

  .  availability of credit;

  .  employment levels; and

  .  wage and salary levels.

  In addition, because a consumer's purchase of real property and related products and services is a significant investment and is relatively discretionary, any reduction in disposable income in general may affect us more significantly than companies in other industries.

 We have risks associated with changing legislation in the real estate industry.

  Real estate is a heavily regulated industry in the U.S., including regulation under the Fair Housing Act, the Real Estate Settlement Procedures Act and state advertising laws. In addition, states could enact legislation or regulatory policies in the future which could require us to expend significant resources to comply. These laws and related regulations may limit or restrict our activities. For instance, we are limited in the criteria upon which we may base searches of our real estate listings such as age or race. As the real estate industry evolves in the Internet environment, legislators, regulators and industry participants may advocate additional legislative or regulatory initiatives. Should existing laws or regulations be amended or new laws or regulations be adopted, we may need to comply with additional legal requirements and incur resulting costs, or we may be precluded from certain activities. For instance, SpringStreet.com was required to qualify and register as a real estate agent/broker in the State of California. To date, we have not spent significant resources on lobbying or related government issues. Any need to significantly increase our lobbying or related activities could substantially increase our operating costs.

Internet Industry Risks

 We depend on increased use of the Internet to expand our real estate related advertising products and services.

  If the Internet fails to become a viable marketplace for real estate content and information, our business will not grow. Broad acceptance and adoption of the Internet by consumers and businesses when searching for real estate and related products and services will only occur if the Internet provides them with greater efficiencies and improved access to information.

 In addition to selling subscription products and services to real estate professionals, we depend on selling other types of advertisements on our family of web sites.

  Our business would be adversely affected if the market for web advertising fails to develop or develops more slowly than expected. Our ability to generate advertising revenues from selling banner advertising and sponsorships on our web sites will depend on, among other factors, the development of the Internet as an advertising medium, the amount of traffic on our family of web sites and our ability to achieve and demonstrate user demographic characteristics that are attractive to advertisers. Most potential advertisers and their advertising agencies have only limited experience with the Internet as an advertising medium and have not devoted a significant portion of their advertising expenditures to Internet-based advertising. No standards have been widely accepted to measure the effectiveness of web advertising. If these standards do not develop, existing advertisers might reduce their current levels of Internet advertising or eliminate their spending entirely. The widespread adoption of technologies that permit Internet users to selectively block out unwanted graphics, including advertisements attached to web pages, could also adversely affect the growth of the Internet as an advertising medium. In addition, advertisers in the real estate industry, including real estate professionals, have traditionally relied upon other advertising media, such as newsprint and magazines, and have invested substantial resources in other advertising methods. These persons may be reluctant to adopt a new strategy and advertise on the Internet.

 Government regulations and legal uncertainties could affect the growth of the Internet.

  A number of legislative and regulatory proposals under consideration by federal, state, local and foreign governmental organizations may lead to laws or regulations concerning various aspects of the Internet, including online content, user privacy, access charges, liability for third-party activities and jurisdiction. Additionally, it is uncertain as to how existing laws will be applied to the Internet. The adoption of new laws or the application of existing laws may decrease the growth in the use of the Internet, which could in turn decrease the usage and demand for our services or increase our cost of doing business.

  Some local telephone carriers have asserted that the increasing popularity and use of the Internet have burdened the existing telecommunications infrastructure, and that many areas with high Internet use have begun to experience interruptions in telephone service. These carriers have petitioned the Federal Communications Commission to impose access fees on Internet service providers and online service providers. If access fees are imposed, the costs of communicating on the Internet could increase substantially, potentially slowing the increasing use of the Internet. This could in turn decrease demand for our services or increase our cost of doing business.

 Taxation of Internet transactions could slow the use of the Internet.

  The tax treatment of the Internet and electronic commerce is currently unsettled. A number of proposals have been made at the federal, state and local level and by various foreign governments to impose taxes on the sale of goods and services and other Internet activities. Recently, the Internet Tax Information Act was signed into law placing a three-year moratorium on new state and local taxes on Internet commerce. However, future laws may impose taxes or other regulations on Internet commerce, which could substantially impair the growth of electronic commerce.

 We depend on continued improvements to our computer network and the infrastructure of the Internet.

  Any failure of our computer systems that causes interruption or slower response time of our web sites or services could result in a smaller number of users of our family of web sites or the web sites that we host for real estate professionals. If sustained or repeated, these performance issues could reduce the attractiveness of our web sites to consumers and our advertising products and services to real estate professionals, providers of real estate related products and services and other Internet advertisers. Increases in the volume of our web site traffic could also strain the capacity of our existing computer systems, which could lead to slower response times or system failures. This would cause the number of real property search inquiries, advertising impressions, other revenue producing offerings and our informational offerings to decline, any of which could hurt our revenue growth and our brand loyalty. We may need to incur additional costs to upgrade our computer systems in order to accommodate increased demand if our systems cannot handle current or higher volumes of traffic.

  The recent growth in Internet traffic has caused frequent periods of decreased performance. Our ability to increase the speed with which we provide services to consumers and to increase the scope of these services is limited by and dependent upon the speed and reliability of the Internet. Consequently, the emergence and growth of the market for our services is dependent on the performance of and future improvements to the Internet.

 Our internal network infrastructure could be disrupted.

  Our operations depend upon our ability to maintain and protect our computer systems, located at our corporate headquarters in Thousand Oaks and Westlake Village, California and our other offices in Dallas, Texas; Milwaukee, Wisconsin; Phoenix, Arizona; and San Jose, California. Homestore has built a fault tolerant computing environment conducive to the company's current charter and has not experienced any material outages to date. However our computer systems may be vulnerable to damage from break-ins, unauthorized access, vandalism, fire, earthquakes, power loss, telecommunications failures and similar events. Although we maintain insurance against fires and general business interruptions, the amount of coverage may not be adequate in any particular case.

  Experienced computer programmers, or hackers, may attempt to penetrate our network security from time to time. We have implemented standard security meassures and has not experienced any material security breaches to date. It is possible that a hacker may penetrate our network security and misappropriate proprietary information or cause interruptions in our services. We might be required to expend significant capital and resources to protect against, or to alleviate, problems caused by hackers. In addition to security breaches, the inadvertent transmission of computer viruses could expose us to litigation or to a material risk of loss.

We could face liability for information on our web sites and for products and services sold over the Internet.

  We provide third-party content on our family of web sites, particularly real estate listings. We could be exposed to liability with respect to this third-party information. Persons might assert, among other things, that, by directly or indirectly providing links to web sites operated by third parties, we should be liable for copyright or trademark infringement or other wrongful actions by the third parties operating those web sites. They could also assert that our third party information contains errors or omissions, and consumers could seek damages for losses incurred if they rely upon incorrect information.

  We enter into agreements with other companies under which we share with these other companies revenues resulting from advertising or the purchase of services through direct links to or from our family of web sites. These arrangements may expose us to additional legal risks and uncertainties, including local, state, federal and foreign government regulation and potential liabilities to consumers of these services, even if we do not provide the services ourselves. We cannot assure you that any indemnification provided to us in our agreements with these parties, if available, will be adequate.

  Even if these claims do not result in liability to us, we could incur significant costs in investigating and defending against these claims. Our general liability insurance may not cover all potential claims to which we are exposed and may not be adequate to indemnify us for all liability that may be imposed.

Risks Related to this Offering

 Our officers and directors and stockholders affiliated with them own a large percentage of our voting stock.

  As of December 31, 2000, our officers, directors and 5% or greater stockholders which are affiliates of these officers and directors, beneficially owned or controlled, directly, or indirectly, 25.4 million shares of common stock, which in the aggregate represented approximately 30.7% of the outstanding shares of common stock. As a result, if these persons act together, they will have the ability to influence all matters submitted to our stockholders for approval, including (1) the election and removal of directors, other than the director appointed by the NAR, and (2) any merger, consolidation or sale of all or substantially all of our assets. So long as the NAR holds its one share of our Series A preferred stock, it will be entitled to elect one member to our board of directors.

 Our certificate of incorporation and bylaws, Delaware law and other agreements contain provisions that could discourage a takeover.

  Delaware law, our certificate of incorporation and bylaws, our operating agreement with the NAR and a stockholders agreement could have the effect of delaying or preventing a third party from acquiring us, even if a change in control would be beneficial to our stockholders. For example, we have a classified board of directors. In addition, our stockholders are unable to act by written consent or to fill any vacancy on the board of directors. Our stockholders cannot call special meetings of stockholders for any purpose, including to remove any director or the entire board of directors without cause. In addition, the NAR could terminate the REALTOR.com operating agreement if Homestore.com or RealSelect is acquired. These provisions and other provisions of Delaware law could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders.

 There will be no market for the warrants and our common stock price may be volatile, which could result in substantial losses for individual stockholders.

  We will not apply to list the warrants for trading on any securities exchange. Therefore, there will be no public market for the warrants. Furthermore, the market price for our common stock is likely to continue to be highly volatile and subject to wide fluctuations in response to factors, including the following, some of which are beyond our control:

  .  actual or anticipated variations in our quarterly operating results;

  . announcements of technological innovations or new products or services by us or our competitors;

  .  changes in financial estimates by securities analysts;

  . conditions or trends in the Internet and/or real estate and real estate-related industries;

  . changes in the economic performance and/or market valuations of other Internet or online commerce companies;

  . announcements by us or our competitors of significant acquisitions, strategic partnerships or joint ventures;

  .  additions or departures of key personnel;

  .  sales of additional shares of common stock; and

  .  potential litigation.

 If our stock price continues to be volatile, we could face securities class action lawsuits.

  In the past, following periods of volatility in the market price of their stock, many companies have been the subject of securities class action litigation. If we were sued in a securities class action, it could result in substantial costs and a diversion of management's attention and resources and could cause our stock price to fall.

                                USE OF PROCEEDS

  We estimate that our net proceeds from the sale of the 437,500 shares of common stock that we are offering will be approximately $2,887,500, at the price of $6.60 per share in this offering. We will not receive any cash proceeds from the issuance of the warrants. However, if the warrants are exercised for cash, we will receive the exercise price for the warrants being exercised. The warrants have a weighted average exercise price of $21.14 per share, assuming that all of the unissued MLS warrants had an exercise price of $20.00 per share. If all of these warrants are exercised for cash we would receive an additional $45,957,078. Assuming the sale, issuance and exercise of all units and warrants offered in this offering, Homestore.com will receive total proceeds of $48,844,578.

  We intend to use the net proceeds for working capital, capital expenditures and other general corporate purposes. We may also use a portion of the net proceeds from this offering to acquire or invest in businesses, technologies or products that are complementary to our business. Pending our use of the net proceeds, we intend to invest them in short-term, interest-bearing, investment-grade securities.

                        DESCRIPTION OF WARRANTS OFFERED

  We are offering the securities described in this prospectus to MLSs and home builders in exchange for them agreeing to provide us with real property listings on a preferred or exclusive basis for a term of one to three years, and in the case of the units offered to home builders, $82,500 per unit. The number of shares subject to the warrants offered will vary depending on the number of listings provided by the particular MLS or home builder.


MLS Warrants

  The warrants being offered under this prospectus to MLSs provide the holder of the warrant the right to purchase a specified number of shares of our common stock. As of December 31, 2000, warrants to purchase up to 941,575 shares have been issued to the MLSs and 144,337 shares of common stock have been issued upon exercise of those warrants. The warrants will be subject to the following terms:

  . the exercise price will equal the per share price of such common stock sold to the public in our underwritten initial public offering of common stock of $20.00 per share if the particular MLS entered into a data content provider agreement before the date that our common stock became publicly traded on the Nasdaq National Market, which occurred in August 1999. If the MLS enters into a data content provider agreement after that date, the exercise price will equal the Nasdaq National Market closing price for our common stock on the day that the particular MLS enters into a data content provider agreement;

  . the warrants may be exercised, or converted to common stock, on a "net exercise" or "cashless" basis as described below;

  . the warrants will have terms ranging from 3 to 4-1/2 years from the date of issue and can be exercised at any time from the date of the related data content provider agreement until the applicable resale restrictions have fully lapsed;

  . the number of shares issuable upon exercise or conversion of the warrant will be subject to customary adjustments in the event of any stock split, combination or other similar event affecting the number of outstanding shares of our common stock;

  . in the event of a reorganization or recapitalization of Homestore.com, upon subsequent exercise or conversion of the warrant, the holder will receive the stock, other securities or property to which the holder would be entitled to receive if the warrant were exercised immediately prior to the reorganization or recapitalization; and

  . the warrant may not be transferred or assigned without our prior written consent.

Home Builder Warrants

  The warrants being offered under this prospectus to home builders provide the holder of the warrant the right to purchase a specified number of shares of our common stock. As of December 31, 2000 warrants to purchase up to 25,000 shares of common stock have been issued to the home builders and 12,500 shares of common stock have been issued upon exercise of those warrants. The warrants will be subject to the following terms:

  . the exercise price will equal the per share price our common stock sold to the public in our initial public offering of common stock of $20.00 per share;

  . the warrants may be exercised, or converted to common stock, on a "net exercise" or "cashless" basis;

  . the warrants can be exercised by the holder for a period of 18 months from the date of issue;

  . the number of shares issuable upon exercise or conversion of the warrant will be subject to customary proportional adjustments in the event of any stock split, combination or other similar event affecting the number of outstanding shares of our common stock;

  . in the event of a reorganization or recapitalization of Homestore.com, upon subsequent exercise or conversion of the warrant, the holder will receive the stock, other securities or property to which the holder would be entitled to receive if the warrant were exercised immediately prior to the reorganization or recapitalization; and

  . the warrant may not be transferred or assigned by the holder without our prior written consent.

How To Exercise Warrants On A "Net Exercise" or "Cashless" Basis

  The warrants may be converted at the election of the holder, without the payment by the holder of any additional consideration, into shares of our common stock having a value equal to the fair market value of the total number of shares subject to the warrant less the exercise price for that number of shares. If upon any conversion of the warrant a fraction of a share results, in lieu of issuing of the fractional share, we will pay to the cash value of any such fractional share, calculated on the basis of the exercise price.

Norwest Warrant

  The warrant offered to Norwest Mortgage, Inc. under this prospectus provided the holder of the warrant the right to purchase up to 500,000 shares of common stock at an exercise price of $20.00 per share. The warrant was issued in August 1999 and had a term of 12 months. Norwest has exercised the warrant in full before the date of this prospectus and paid the aggregate exercise price of $10.0 million in cash.

                             PLAN OF DISTRIBUTION

How We Are Offering the Warrants

  We are offering the securities described in this prospectus to home builders, MLSs and to Norwest, which has already exercised its warrant before the date of this prospectus. We have not entered into, and do not intend to enter into, any agreement, arrangement or understanding with any underwriter or any broker or market maker with respect to the securities offered by us under this prospectus.

  It is anticipated that we will obtain indications of interest from potential investors for the amount of the offering and confirm orders after the Registration Statement of which this prospectus is a part has been declared effective. We may sell less than all of the securities offered under this prospectus. There is no required minimum number of shares that must be sold as a condition to completion of the offering. Confirmations containing requests for written commitments from investors purchasing in the offering and final prospectuses will be distributed to all investors as soon as practicable after the Registration Statement of which this prospectus is a part has been declared effective. After that time, investors will be asked to execute and deliver an agreement covering the purchase of the securities in conjunction with a related data content provider agreement. No investor funds will be accepted prior to the effective date of the Registration Statement of which this prospectus is a part. Upon closing, we will deliver to each investor the number of shares of common stock and/or warrants to purchase shares of our common stock purchased by the investor according to instructions delivered by or on behalf of the investors. Each investor will also deliver to us immediately available funds in an amount equal to the aggregate purchase price of the securities being sold to the investor and/or the related data content provider agreement.

Terms Of The Data Agreements The MLSs Must Enter Into With Us

  Multiple Listing Services will be eligible to purchase warrants if they enter into, or extend their existing, data content provider agreements with us. The principal terms of these agreements are:

  . the MLS must grant to us the exclusive or preferred right to publish their listing data on the Internet on a national basis for an additional one to three year term;

  . the MLS will be limited in the number of shares of our common stock issued upon exercise or conversion of the warrant that may be sold. This restriction will typically lapse ratably over a two to three year period as further described beginning on page 15-17.

  We will offer warrants to purchase up to an aggregate of 1,236,345 shares of our common stock to Multiple Listing Services. The number of shares subject to each MLS's warrant will represent the particular MLS's proportional share of 70% of all MLS home listings nationally determined as of September 30, 1998, including existing warrants held by the MLS, if any, subject to uniform cutback if MLSs participating in this offering exceed 70% of MLS listings nationally. There is no difference in the number of warrants for which MLSs are eligible based on whether the MLS grants preferred or exclusive rights to us. If the particular MLS entered into a data content provider agreement at the time of our underwritten initial public offering, the exercise price will be $20.00 per share which is equal to the price to the public in our underwritten initial public offering of common stock. Otherwise, the exercise price will equal the Nasdaq National Market closing price for our common stock on the day that the particular MLS enters into a data content provider agreement.

Description On The Restrictions On Transfer For MLSs

  Group 1: Approximately 25 MLSs that have existing data content provider agreements, which provide for 18 months of exclusivity, that provide warrants without restrictions, or the "First Tranche." This group will have three choices, each of which will impose new restrictions on their existing First Tranche warrants but will provide for additional warrants, or the "Second Tranche":

      Additional
      Exclusivity            Timing of        First Tranche Resale        Second Tranche Resale             Exercise
        Period               Election             Restrictions                 Restrictions                   Price
----------------------    ---------------   ------------------------   ----------------------------   ---------------------
1 Year                    Pre Initial       The shares issued upon     The shares issued upon         $20.00 per share
                          Public Offering   exercise of the warrant    exercise of the warrant
                                            would be subject to a      would be subject to a
                                            resale restriction that    resale restriction that
                                            would lapse with           would lapse with respect to
                                            respect to 10% at the      6.25% at the start of each
                                            start of each new 3        new 3 month period over a
                                            month period over a        period of 4 years.
                                            period of 2-1/2 years.

2 Years                   Pre Initial       The shares issued upon     Same as First Tranche          $20.00 per
                          Public            exercise of the warrant                                   share
                          Offering          would be subject to a
                                            resale restriction that
                                            would lapse with
                                            respect to 10% at the
                                            start of each new 3
                                            month period over a
                                            period of 2-1/2 years.

2 Years                   Post Initial      The shares issued upon     Same as First Tranche          Fair Market Value on
                          Public            exercise of the warrant                                   day of Agreement
                          Offering,         up would be subject to
                          to 180 days.      a resale restriction
                                            that would lapse with
                                            respect to 10% at the
                                            start of each new 3
                                            month period over a
                                            period of 2-1/2 years.

  Group 2: Approximately 160 MLSs that have existing data content provider agreements without warrants which provide for 18 months of exclusivity. This group will have three choices:

       Timing of                                                                                              Exercise
     Consideration                Election                           Restrictions                              Price
-----------------------   ------------------------   --------------------------------------------   ---------------------------
2 Years Additional        Pre Initial Public         The shares issued upon exercise of the         $20.00 per share
 Exclusivity              Offering                   warrant would be subject to a resale
                                                     restriction that would lapse with respect
                                                     to 10% at the start of each new 3 month
                                                     period over a period of 2-1/2 years.

2 Years Additional        Post Initial Public        The shares issued upon exercise of the         Half at $20.00 per share
 Exclusivity              Offering, up to 180        warrant would be subject to a resale           and half at Fair Market
                          days.                      restriction that would lapse with respect      Value on day of Agreement.
                                                     to 10% at the start of each new 3 month
                                                     period over a period of 2-1/2 years.

Publicity Rights          Pre Initial Public         The shares issued upon exercise of the         $20.00 per share
                          Offering                   warrant would be subject to a resale
                                                     restriction that would lapse with respect
                                                     to 10% at the start of each new 3 month
                                                     period over a period of 2-1/2 years.

  Group 3: Approximately 140 MLSs that have existing data content provider agreements without warrants and without exclusivity, but which have historically provided listings to us exclusively. This group will have two choices:

         Exclusivity             Timing of                                        Exercise
           Period                 Election          Resale Restrictions            Price
----------------------------   --------------   ----------------------------   --------------
3 Years                        Pre Initial      The shares issued upon         $20.00 per
                               Public           exercise of the warrant        share
                               Offering         would be subject to a resale
                                                restriction that
                                                would lapse with respect to
                                                8.33% at the start
                                                of each new 3 month period
                                                over a period of
                                                3 years.

3 Years                        Post Initial     The shares issued upon         Fair Market
                               Public           exercise of the warrant        Value on day
                               Offering, up     would be subject to a resale   of Agreement
                               to 180 days.     restriction that
                                                would lapse with respect to
                                                8.33% at the start
                                                of each new 3 month period
                                                over a period of
                                                3 years.

Terms Of The Data Agreement The Home Builders Must Enter Into With Us

  The securities offered under this prospectus to home builders will be offered in units consisting of shares of our common stock and/or a warrant to purchase shares of our common stock. Home builders will be eligible to purchase units of our securities if they enter into data content provider agreements with us. The principal terms of these agreements are:

  . the home builder must grant to us the exclusive right to publish their listing data on the Internet on a national basis for a three year term; and

  . the home builder will be limited in the number of shares of our common stock issued upon exercise or conversion of the warrant that may be sold. This restriction will lapse ratably with respect to 8.33% of the shares subject to the warrant every three months, over a three year period.

  Each unit of securities offered to home builders consists of 12,500 shares of common stock at a purchase price of $6.60 per share and, if eligible, a warrant to purchase up to 12,500 shares at an exercise price of $20.00 per share which was equal to the price to the public in our underwritten initial public offering of common stock. A maximum of 35 units, representing an aggregate of 437,500 shares of common stock and 437,500 shares of common stock subject to warrants, are being offered. The precise number of shares subject to warrants offered to home builders will be determined based upon the number of subdivisions covered by the data content agreements. Those home builders with fewer than 50 subdivisions are not offered a warrant

                                 LEGAL MATTERS

  Fenwick & West LLP, Palo Alto, California, will pass upon the validity of the issuance of the shares of common stock offered by this prospectus.

                                    EXPERTS

  The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

   This prospectus constitutes a part of a registration statement filed by us with the Securities and Exchange Commission under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the related exhibits. For further information with respect to us and the common stock offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement or incorporated by reference into the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement and the related exhibits and schedule may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission at the addresses set forth below.

   Because we are subject to the informational requirements of the Securities Exchange Act of 1934, we file reports and other information with the Securities and Exchange Commission. Reports, registration statements, proxy and information statements that we have filed can be inspected and copied at the reference facilities maintained by the Securities and Exchange Commission located in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of such documents may be obtained from such offices upon the payment of the fees prescribed by the Securities and Exchange Commission. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding companies that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

  The following documents that we have filed with the Securities and Exchange Commission, or the SEC, are incorporated into this prospectus by reference:

  .  our annual report on Form 10-K for the fiscal year ended December 31, 1999;

  . our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000, as amended;

  .  our registration statement on Form 8-A filed with the SEC on July 9, 1999;

  . our Definitive Proxy Statement for our 2000 Annual Meeting of Stockholders filed with the SEC on April 27, 2000;

  . our Definitive Proxy Statement for our Special Meeting of Stockholders filed with the SEC on November 30, 2000;

  .  our Current Report on Form 8-K filed with the SEC on October 27, 2000;

  . all other information that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of this offering.

  To the extent that any statement in this prospectus is inconsistent with any statement that is incorporated by reference, the statement in the prospectus shall control. The incorporated statement shall not be deemed, except as modified or superceded, to constitute a part of this prospectus or the registration statement.

  We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated by reference into this prospectus (except exhibits, unless they are specifically incorporated by reference into this prospectus). You should direct any requests for copies to Homestore.com, Inc., 30700 Russell Ranch Road, Westlake Village, California 91362, Attention: Investor Relations, telephone: (805) 557-2599.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

  The following table sets forth the costs and expenses to be paid by Homestore.com in connection with the sale of the shares of common stock being registered hereby. All amounts are estimates except for the Securities and Exchange Commission registration fee and the Nasdaq National Market filing fee.

     Securities and Exchange Commission registration fee.............  $ 57,794
     Accounting fees and expenses....................................   100,000
     Legal fees and expenses.........................................   100,000
     Printing and engraving expenses.................................    50,000
     Blue sky fees and expenses......................................    10,000
     Transfer agent and registrar fees and expenses..................    10,000
     Miscellaneous...................................................    72,206
                                                                       --------
        Total........................................................  $400,000
                                                                       ========

Item 15. Indemnification of Directors and Officers.

  Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

  As permitted by the Delaware General Corporation Law, the Registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

  . for any breach of the director's duty of loyalty to the Registrant or its stockholders,

  . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or

  . for any transaction from which the director derived an improper personal benefit.

  As permitted by the Delaware General Corporation Law, the Registrant's Bylaws provide that:

  . the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions;

  . the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law;

  . the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions; and

  .  the rights conferred in the Bylaws are not exclusive.

  The Registrant intends to enter into Indemnification Agreements with each of its current directors and officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant's Certificate of Incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

                                       I

  The Registrant maintains directors' and officers' liability insurance and has obtained a rider to such coverage for securities matters.

  See also the undertakings set out in response to Item 17.

  Reference is made to the following documents filed as exhibits to the Registrant's Annual Report on Form 10-K regarding relevant indemnification provisions described above and elsewhere herein:

  Exhibit Document                                                          Number
  ----------------                                                          ------
  Registrant's Certificate of Incorporation..............................    3.01
  Registrant's Bylaws....................................................    3.02
  NetSelect, Inc. Second Amended and Restated Stockholders Agreement.....    4.02.1
  Form of Indemnity Agreement............................................   10.01

Item 16. Exhibits and Financial Statement Schedules.

  The following exhibits are filed herewith:

 Number   Exhibit Title
--------  -------------
   4.01   Form of Specimen Certificate for Registrant's common stock.(1)

 4.02.1   NetSelect, Inc. Second Amended and Restated Stockholders Agreement dated January 28, 1999.(1)

 4.02.2   Amendment No. 1 to NetSelect, Inc. Second Amended and Restated Stockholders Agreement dated January 28,
          1999.(1)

 4.03.1   Form of Warrant to Purchase Common Stock for Home Builders.(2)

 4.03.2   Form of Warrant to Purchase Common Stock for MLSs in Group 1.(2)

 4.03.3   Form of Warrant to Purchase Common Stock for MLSs in Group 2, First Tranche.(2)

 4.03.4   Form of Warrant to Purchase Common Stock for MLSs in Group 2, Second Tranche.(2)

 4.03.5   Form of Warrant to Purchase Common Stock for MLSs in Group 3.(2)

 4.03.6   Form of Warrant to Purchase Common Stock for Norwest Mortgage, Inc.(2)

 4.04.1   Form of MLS Data Content Provider Agreement for Group 1.(2)

 4.04.2   Form of MLS Data Content Provider Agreement for Group 2.(2)

 4.04.3   Form of MLS Data Content Provider Agreement for Group 3.(2)

 4.05     Form of Home Builder Data Content Provider Agreement.(2)

 4.06     Registrant's Amended and Restated Certificate of Incorporation.(1)

 4.07     Registrant's Bylaws.(1)

 5.01     Opinion of Fenwick & West LLP regarding legality of the securities being registered.(2)

23.01     Consent of Fenwick & West LLP (included in Exhibit 5.01).

23.02     Consent of PricewaterhouseCoopers LLP, independent accountants.(3)

24.01     Power of Attorney.(2)

_____________________
(1) Previously filed as an exhibit to the Registrant's Registration Statement on Form S-1 (File Number 333-79689) and incorporated herein by reference.

(2) Previously filed as an exhibit to the Registrant's Registration Statement on Form S-1 (File Number 333-80419) and incorporated herein by reference.

(3) Filed with this amendment.

                                      II

Item 17. Undertakings

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

  (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                      III

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westlake Village, State of California, on the 2nd day of February, 2001.

                              Homestore.com, Inc.

                              By:  /s/ Stuart H. Wolff
                                   -------------------------------
                                           Stuart H. Wolff
                                      Chairman of the Board and
                                       Chief Executive Officer

  Pursuant to the requirements of the Securities Act, this amendment to Registration Statement has been signed by the following persons in the capacities and on the date indicated.

               Signature                            Title                   Date
---------------------------------------   -------------------------   ----------------
Principal Executive Officer

/s/ Stuart H. Wolff                       Chairman of the Board,      February 2, 2001
---------------------------------------   Chief Executive Officer
Stuart H. Wolff                           and Director

Principal Financial Officer and
Principal Accounting Officer:

/s/ John M. Giesecke, Jr.                 Executive Vice President,   February 2, 2001
---------------------------------------   Chief Financial Officer
John M. Giesecke, Jr.                     and Secretary

Additional Directors:

              *                           Director                    February 2, 2001
---------------------------------------
L. John Doerr

              *                           Director                    February 2, 2001
---------------------------------------
Joe F. Hanauer

              *                           Director                    February 2, 2001
---------------------------------------
William E. Kelvie

              *                           Director                    February 2, 2001
---------------------------------------
Kenneth K. Klein

              *                           Director                    February 2, 2001
---------------------------------------
Terrance M. McDermott

* By: /s/ John M. Giesecke, Jr.           Attorney-in-fact            February 2, 2001
---------------------------------------
John M. Giesecke, Jr

                                      IV

                                 EXHIBIT INDEX

Number     Exhibit Title
------     -------------
 23.02     Consent of PricewaterhouseCoopers LLP, independent accountants.